Exhibit 4.1B

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 11, 2016, among the companies set forth on Schedule I hereto (each of the foregoing entities, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”), each of which is an indirect Restricted Subsidiary of Berry Plastics Corporation, a Delaware corporation (the “Issuer”), and U.S. Bank National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, Berry Plastics Escrow Corporation (the “Escrow Issuer”) and the Trustee have heretofore executed and delivered to the Trustee an indenture dated as of October 1, 2015 (as amended, supplemented or otherwise modified, the “Indenture”), providing initially for the issuance of $400,000,000 in aggregate principal amount of the Escrow Issuer’s 6.000% Second Priority Senior Secured Notes due 2022 (the “Securities”);

WHEREAS, pursuant to a Supplemental Indenture dated as of October 1, 2015, the Issuer assumed the obligations of the Escrow Issuer under the Indenture and the Securities and the Parent Guarantor and the existing Subsidiary Guarantors guaranteed the Issuer’s obligations under the Indenture and the Securities;

WHEREAS, in connection with the acquisition by the Issuer of AVINTIV Inc., a Delaware corporation and a direct Restricted Subsidiary of the Issuer (“AVINTIV”), Berry Plastics Acquisition Corporation IX (“Berry Acquisition”), an existing Subsidiary Guarantor, has merged with and into AVINTIV, with AVINTIV as the survivor, with the result that AVINTIV is a Restricted Subsidiary of the Issuer; and

WHEREAS, in connection with the acquisition by the Issuer of AVINTIV, the New Subsidiary Guarantors which are Restricted Subsidiaries that are Domestic Subsidiaries of AVINTIV are required to become Subsidiary Guarantors pursuant to Sections 4.11 and 12.06 of the Indenture pursuant to a supplemental indenture, and Section 9.01(v) of the Indenture provides that such supplemental indenture may be entered into without the consent of the Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.          Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, except that the term “Holders” in this Subsidiary Guarantee shall refer to the term “Holders” as defined in the Indenture, the Trustee and the Collateral Agent acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.          Agreement to Guarantee. Each New Subsidiary Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors, to unconditionally guarantee the Issuer’s Obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3.          Notices. All notices or other communications to each New Subsidiary Guarantor shall be given as provided in Section 13.02 of the Indenture.

4.          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5.          Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.          Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7.          Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.          Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature pages follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FIBERWEB GEOS, INC.
FIBERWEB HOLDINGS, INC.
FIBERWEB, INC.
FIBERWEB INDUSTRIAL TEXTILES CORPORATION
FIBERWEB USA HOLDINGS, INC.
FIBERWEB WASHOUGAL, INC.
OLD HICKORY STEAMWORKS, LLC
PRISTINE BRANDS CORPORATION
PROVIDENCIA USA, INC., each as a New Subsidiary Guarantor

By:	/s/ Jason K. Greene
Name: Jason K. Greene
Title: Executive Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Beverly A. Freeney
	Name:	Beverly A. Freeney
	Title:	Vice President

SCHEDULE I

NEW SUBSIDIARY GUARANTORS

•	Fiberweb Geos, Inc.

•	Fiberweb Holdings, Inc.

•	Fiberweb, Inc.

•	Fiberweb Industrial Textiles Corporation

•	Fiberweb USA Holdings, Inc.

•	Fiberweb Washougal, Inc.

•	Old Hickory Steamworks, LLC

•	Pristine Brands Corporation

•	Providencia USA, Inc.